Corindus Vascular Robotics, Inc. 8-K

Exhibit 10.2

LOAN AND SECURITY AGREEMENT

(TERM LOAN)

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 16, 2018 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation (“SVB”), as collateral agent (in such capacity, the “Collateral Agent”), (b) the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SVB in its capacity as a Lender and (c) SOLAR CAPITAL LTD., a Maryland corporation (“Solar” and, together with SVB, each a “Lender” and collectively, the “Lenders”), and (d) (i) CORINDUS VASCULAR ROBOTICS, INC., a Delaware corporation (“Parent Borrower”) and (ii) CORINDUS, INC., a Delaware corporation (“Subsidiary Borrower”) (Parent Borrower and Subsidiary Borrower are individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1             ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, except as otherwise explicitly set forth herein, all financial covenant and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2             LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2         Term Loans.

(a)	Availability.

(i)          Subject to the terms and conditions of this Agreement and to the completion of the Initial Equity Financing, the Lenders agree, severally and not jointly, to make one (1) advance to Borrower on the Effective Date in an aggregate original principal amount equal to Twelve Million Dollars ($12,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (the “Term A Loan”). After repayment, the Term A Loan (or any portion) may not be re-borrowed.

(ii)          Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during Draw Period B, to make one (1) advance to Borrower in an aggregate original principal amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (the “Term B Loan”). After repayment, the Term B Loan (or any portion) may not be re-borrowed.

(iii)          Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during Draw Period C, to make one (1) advance to Borrower in an aggregate original principal amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (the “Term C Loan”). After repayment, the Term C Loan (or any portion) may not be re-borrowed. The Term A Loan, Term B Loan, and Term C Loan shall hereinafter be referred to singly as the “Term Loan” and collectively as the “Term Loans”.

(b)          Interest Period. Borrower shall make monthly payments of interest only, commencing on the first Payment Date following the Effective Date and continuing on the Payment Date of each successive month thereafter through and including September 1, 2019.

(c)          Repayment. Commencing on October 1, 2019, and continuing on the Payment Date of each month thereafter, Borrower shall make to each Lender (i) thirty (30) consecutive equal monthly installments of principal plus (ii) monthly payments of interest at the rate set forth in Section 2.3(a). All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Term Loan Maturity Date.

(d)          Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, if applicable, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(e)          Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, if applicable, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.3          Payment of Interest on the Credit Extensions.

(a)          Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan shall accrue interest at a floating per annum rate equal to the Basic Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(b)          Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent or Lenders.

(c)          Adjustment to Interest Rate. The Basic Rate for purposes of interest on Term Loans for any month shall be the ICE Benchmark LIBOR Rate on the first day of such month, and the Basic Rate shall not be adjusted at any time during such month based on changes in the ICE Benchmark LIBOR Rate after the first day of the month. If, at any time, the ICE Benchmark LIBOR Rate becomes unavailable and the Basic Rate is instead based on the Prime Rate, changes to the interest rate of any Credit Extension at any such time based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)          Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4          Secured Promissory Notes. If requested by a Lender, the Term Loans advanced by such Lender, shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5          Fees and Expenses. Borrower shall pay to Collateral Agent:

(a)          Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Seventy Two Thousand Five Hundred Dollars ($172,500.00), on the Effective Date, to be shared between the Lenders pursuant to their respective Commitment Percentages;

(b)          Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared between the Lenders pursuant to their respective Commitment Percentages;

(c)          Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders pursuant to their respective Commitment Percentages; and

(d)          Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Collateral Agent).

Unless otherwise provided in this Agreement or in a separate writing by Collateral Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by a Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of such Lender’s obligation to make loans and advances hereunder. Collateral Agent may deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c). Collateral Agent shall provide Borrower prompt written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.5.

2.6          Payments; Application of Payments; Debit of Accounts.

(a)          Except as otherwise expressly provided herein, all payments to be made by Borrower under any Loan Document shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)          Collateral Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Collateral Agent shall allocate or apply any payments required to be made by Borrower to a Lender or otherwise received by Collateral Agent or a Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)          Collateral Agent and each Lender may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Collateral Agent or a Lender (as applicable) shall promptly notify Borrower when Collateral Agent or such a Lender debits Borrower’s accounts for any payments other than payments on account of principal or interest. These debits shall not constitute a set-off.

2.7          Withholding. Payments received by the Lenders from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided, however, that to the extent Collateral Agent or a Lender is refunded any portion of such excess, such party shall remit such amount to Borrower. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

3              CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make a Term Loan is subject to the condition precedent that Collateral Agent and each Lender shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)          the Revolving Line Loan Agreement and satisfaction of all conditions precedent thereto;

(b)          duly executed signatures to the Loan Documents;

(c)          duly executed original signatures to the Warrant;

(d)          to the extent requested, duly executed original Secured Promissory Notes in favor of each Lender according to its Term Loan A Commitment Percentage;

(e)          (i) the Operating Documents and a long-form good standing certificate of each Borrower certified by the Secretary of State of Delaware and (ii) a certificate of good standing/foreign qualification of each Borrower certified by the Secretary of the Commonwealth of Massachusetts, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(f)          a secretary’s certificate of each Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(g)          duly executed signatures to the completed Borrowing Resolutions for each Borrower;

(h)          certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent and Lenders may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i)          the duly executed Perfection Certificate of each Borrower;

(j)          a legal opinion of Borrower’s counsel dated as of the Effective Date in form and substance satisfactory to the Lenders, together with the duly executed signature thereto;

(k)          evidence satisfactory to Collateral Agent and the Lenders that the insurance policies and endorsements required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent;

(l)          evidence that the Initial Equity Financing has occurred; and

(m)          payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.2          Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)          timely receipt by (i) the Lenders of an executed Disbursement Letter in the form of Exhibit B-1 attached hereto, and (ii) SVB of an executed Payment/Advance Form in the form of Exhibit B-2 attached hereto;

(b)          the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or immediately result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)          Collateral Agent and Lenders determine to their reasonable satisfaction that there has not been any material impairment in the general affairs, management, results of operation or financial condition of Borrower or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by the Lenders;

(d)          to the extent not delivered at the Effective Date, duly executed original Secured Promissory Notes, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage for the requested Term Loan, with respect to each Credit Extension made by such Lender after the Effective Date; and

(e)          payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3          Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent and Lenders under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent of any Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4          Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time three (3) Business Days prior to the date the Term Loan is to be made (provided that the 3-day period will be waived for the Term A Loan and such notice may be provided to Lenders on the date the Term A Loan is to be made). Together with any such electronic or facsimile notification, Borrower shall deliver to the Lenders by electronic mail or facsimile a completed Disbursement Letter (and the Payment/Advance Form, with respect to SVB) executed by an Authorized Signer. The Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is an Authorized Signer. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment. The Lenders may make Term Loans under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loans are necessary to meet Obligations which have become due.

4              CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to SVB’s Lien in this Agreement and except that the first priority aspect may be subject to the security interest of SVB in certain property, but only to the extent contemplated by the Intercreditor Agreement).

If this Agreement is terminated, Collateral Agent’s and each Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent and each Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, SVB shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to SVB in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2          Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Collateral Agent’s and each Lender’s Lien under this Agreement), assuming that Collateral Agent has filed a UCC financing statement with the Secretary of State of Delaware, and except that the first priority aspect may be subject to the security interest of SVB in certain property, but only to the extent contemplated by the Intercreditor Agreement). If Borrower shall acquire a commercial tort claim with a value in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall promptly notify Collateral Agent in a writing signed by Borrower of the general details thereof and grant to Collateral Agent, for the ratable benefit of the Lenders and to each Lender, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and the Lenders.

4.3          Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent and Lenders under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Collateral Agent’s discretion.

5             REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1          Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed certificate signed by Borrower entitled “Perfection Certificate” (as may be replaced by any new Perfection Certificate delivered to and accepted by the Lenders, the “Perfection Certificate”). Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except with respect to the change of jurisdiction of formation from Nevada to Delaware by Parent Borrower in June 2016, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date (by delivering a new Perfection Certificate or by disclosing such updates on a Compliance Certificate) to the extent such updates are resulting from actions, transactions, circumstances or events not prohibited by the terms of this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Collateral Agent of such occurrence and provide Collateral Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2          Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Collateral Agent in connection herewith and which Borrower has taken such actions as are necessary to give Collateral Agent a perfected security interest therein, pursuant to the terms of Section 6.5(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3          Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4          Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Collateral Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Collateral Agent.

5.5          Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6          Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7          Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8          Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000.00).

               To the extent Borrower defers payment of any contested taxes, Borrower shall (i) if such contested amount is in excess of Twenty Five Thousand Dollars ($25,000.00), notify Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty Five Thousand Dollars ($25,000.00). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9          Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material).

5.11        Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1          Government Compliance.

(a)          Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)          Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Collateral Agent, for the ratable benefit of the Lenders and to each Lender, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Collateral Agent.

6.2          Financial Statements, Reports, Certificates. Provide Collateral Agent and each Required Lender with the following:

(a)          as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Collateral Agent (the “Monthly Financial Statements”);

(b)          within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Collateral Agent may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks in excess, individually or in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000.00);

(c)          at least annually, as soon as available, and in any event no later than thirty (30) days following approval by the Board, and within five (5) Business Days of any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month), and (ii) annual financial projections (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(d)          as soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Collateral Agent (it being acknowledged that Ernst and Young LLP is acceptable to the Lenders). Documents required to be delivered pursuant to this Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address;

(e)          within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange (to the extent that, in the case of a national securities exchange, such filings are material), or distributed to all of its shareholders, as the case may be. Documents required to be delivered pursuant to this Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address;

(f)          within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders or to any holders of Subordinated Debt. Documents required to be delivered pursuant to this Section 6.2(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address;

(g)          prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more; and

(h)          promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Collateral Agent or any Lender.

6.3          Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4          Insurance.

(a)          Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as the lender loss payee. All liability policies shall show, or have endorsements showing, Collateral Agent as an additional insured. Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)          Ensure that proceeds payable under any property policy are, at Lenders’ option, payable to Collateral Agent or the Lenders’ on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for all losses under all casualty policies in any one (1) year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which the Collateral Agent and the Lenders have been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Lenders, be payable to the Lenders on account of the Obligations.

(c)          At Collateral Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.4 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Agent, that it will give Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.5          Accounts.

(a)          Maintain its and all of its Subsidiaries’ (other than Securities Corp.) operating and other deposit accounts and securities/investment accounts with SVB and SVB’s Affiliates, provided, further, Borrower (individually and not on a consolidated basis) shall at all times have on deposit in operating, depository and securities accounts maintained with SVB cash in an amount equal to at least the lesser of (i) one hundred percent (100.0%) of the Dollar value of all of Borrower’s consolidated cash, including any Subsidiaries’ (including, without limitation, Securities Corp.’s), Affiliates’, or related entities’ cash, and (ii) one hundred five percent (105.0%) of the Dollar amount of the then-outstanding Obligations of Borrower to the Lenders, plus, without duplication, the then-outstanding Obligations (as defined in the Revolving Line Loan Agreement) of Borrower to SVB. Notwithstanding anything to the contrary contained herein, until the date that is ninety (90) days from the Effective Date, Borrower may maintain its accounts with Bank of America existing as of the Effective Date that are disclosed in the Perfection Certificate so long as (i) at all times during such ninety (90) day period, any cash in excess of the amount necessary for the ordinary and necessary operations of Borrower for the then current month is maintained in accounts of Borrower with SVB and (ii) all proceeds of the Initial Equity Financing are deposited into an account or accounts of Borrower with SVB. In addition to the foregoing, Borrower shall (i) conduct all of its cash management, asset management and letter of credit banking with SVB and SVB’s Affiliates and (ii) maintain its procurement credit card program with SVB consisting of at least three (3) credit cards with an aggregate credit limit of at least One Hundred Twenty Thousand Dollars ($120,000.00). Any Guarantor shall maintain all depository, operating and securities/investment accounts with SVB and SVB’s Affiliates.

(b)          In addition to and without limiting the restrictions in (a), Borrower shall provide Collateral Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Collateral Agent. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent by Borrower as such or (ii) for a period of ninety (90) days from the Effective Date, Borrower’s accounts with Bank of America.

6.6          Financial Covenant – Consolidated Revenue. Maintain at all times on and after the earlier to occur of (a) the Funding Date of the first Advance (as defined in the Revolving Line Loan Agreement) or (b) the Funding Date of the Term B Loan, to be tested as of the last day of each month, total revenue of Borrower and its Subsidiaries, as determined in accordance with GAAP, for the six (6) month period ending on such day of at least the following amounts:

6-Month Period Ending	Minimum Revenue
March 31, 2018	$5,991,248.00
April 30, 2018	$6,040,436.00
May 31, 2018	$6,051,066.00
June 30, 2018	$6,990,900.00
July 31, 2018	$7,025,564.00
August 31, 2018	$7,077,560.00
September 30, 2018	$8,724,100.00
October 31, 2018	$8,759,380.00
November 30, 2018	$8,812,300.00
December 31, 2018	$10,488,100.00
January 31, 2019	$10,507,357.00
February 28, 2019	$10,536,243.00
March 31, 2019	$11,450,950.00
April 30, 2019	$11,502,536.00
May 31, 2019	$11,579,915.00
June 30, 2019	$14,030,250.00
July 31, 2019	$14,124,825.00
August 31, 2019	$14,266,688.00

September 30, 2019	$18,759,000.00
October 31, 2019	$18,871,346.00
November 30, 2019	$19,039,865.00
December 31, 2019	$24,376,300.00
January 31, 2020	$24,469,970.00
February 29, 2020	$24,610,475.00
March 31, 2020	$29,059,800.00
April 30, 2020	$29,153,074.00
May 31, 2020	$29,292,985.00
June 30, 2020	$33,723,500.00
July 31, 2020	$33,890,210.00
August 31, 2020	$34,140,275.00
September 30, 2020	$42,059,000.00
October 31, 2020	$42,290,260.00
November 30, 2020	$42,637,150.00
December 31, 2020	$53,622,000.00
January 31, 2021	$54,090,250.00
February 28, 2021	$54,792,625.00
March 31, 2021	$77,034,500.00
April 30, 2021	$77,483,840.00
May 31, 2021	$78,157,850.00
June 30, 2021	$99,501,500.00
July 31, 2021	$99,674,600.00
August 31, 2021	$99,934,250.00
September 30, 2021	$108,156,500.00
October 31, 2021	$108,288,470.00
November 30, 2021	$108,486,425.00
December 31, 2021	$114,755,000.00

With respect to any period ending after December 31, 2021, the Required Lenders will set the revenue covenant levels for any such period in their reasonable discretion based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that the Required Lenders deem relevant, including, without limitation, Borrower’s annual financial projections approved by the Board.  With respect thereto, Borrower shall (A) agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before January 31, 2022 to any covenant levels proposed by the Required Lenders with respect to the 2022 calendar year and (B) notwithstanding Section 6.2(c) of this Agreement, deliver to the Required Lenders on or before December 31, 2021, Borrower’s budgets, sales projections, operating plans and other financial information with respect to Borrower that the Required Lenders deem relevant, including, without limitation, Borrower’s annual financial projections and budget approved by the Board with respect to the 2022 calendar year.

6.7          Protection of Intellectual Property Rights.

(a)          (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Collateral Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s written consent.

(b)          Provide written notice to Collateral Agent and each Lender within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Collateral Agent and any Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and each Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and each Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s and such Lender’s rights and remedies under this Agreement and the other Loan Documents.

6.8          Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Collateral Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9          Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Collateral Agent and Lenders, within ten (10) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.10          Post-Closing Requirement. Deliver to Collateral Agent, in form and substance satisfactory to Collateral Agent, within thirty (30) days of the Effective Date, an acknowledgment copy (from the Delaware Department of State) of a filed termination of UCC financing statement no. 20131822718 in favor of WebBank.

7          NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Required Lenders:

7.1          Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (f) to any Borrower or Secured Guarantor; (g) consisting of the sale or issuance of any stock of Borrower that is not prohibited under Section 7.2 of this Agreement; and (h) of other property with a value not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year.

7.2          Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Collateral Agent of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after such Key Person’s departure from Borrower; or (d) permit or suffer the consummation of any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Collateral Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee, and Collateral Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Collateral Agent, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Collateral Agent and the Lenders.

Notwithstanding anything to the contrary contained herein, Borrower may add or deliver Collateral to Ordinary Course Third-Party Collateral Locations without prior notice to Collateral Agent, without obtaining Collateral Agent’s written consent and without delivering to Collateral Agent and the Lenders a bailee agreement with respect to any such location; provided, however, that with respect to Ordinary Course Customer/Collaborator Collateral Locations, Borrower may install no more than nine (9) of Borrower’s CorPath systems in the aggregate at any Ordinary Course Customer/Collaborator Collateral Locations in any calendar year without complying with the requirements of the immediately preceding paragraph. For the avoidance of doubt, any of Borrower’s Corpath systems installed in Ordinary Course Customer/Collaborator Collateral Locations prior to the Effective Date shall not count toward this nine (9) unit limitation for the 2018 calendar year.

7.3          Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4          Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (except that the first priority aspect may be subject to the security interest of SVB in certain property, but only to the extent contemplated by the Intercreditor Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6          Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5(b) hereof.

7.7          Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock and/or preferred stock, and (iii) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board of managers or equivalent corporate body), (c) transactions of the type described in and permitted pursuant to Sections 7.1(c), 7.1(f), or 7.7, or (d) transactions disclosed in the Perfection Certificate as of the Effective Date.

7.9          Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10        Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11        Preferred Stock Dividend. Agree to modify the terms with respect to any dividend that is payable in stock of Borrower to provide for payment of such dividend in cash.

8             EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2          Covenant Default.

(a)           Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, or 6.10 or violates any covenant in Section 7; or

(b)          Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3          Material Adverse Change. A Material Adverse Change occurs;

8.4          Attachment; Levy; Restraint on Business.

(a)          (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)           (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5          Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6          Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7          Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8          Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9          Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than in accordance with the terms of the document, instrument or agreement), any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10        Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.11        Revolving Line Loan Agreement. The occurrence of an Event of Default (as defined in the Revolving Line Loan Agreement) under the Revolving Line Loan Agreement.

9              RIGHTS AND REMEDIES

9.1          Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following:

(a)          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Collateral Agent or the Lenders);

(b)          stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and any Lender;

(c)          demand that Borrower (i) deposit cash with SVB in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)          terminate any FX Contracts;

(e)          verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent or any Lender considers advisable, and notify any Person owing Borrower money of Collateral Agent’s and the Lenders’ security interest in such funds. Borrower shall collect all payments in trust for the Lenders and, if requested by Collateral Agent or a Lender, immediately deliver the payments to Collateral Agent in the form received from the Account Debtor, with proper endorsements for deposit;

(f)          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent or a Lender requests and make it available as Collateral Agent or a Lender designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent and each Lender a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s or a Lender’s rights or remedies;

(g)          apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Collateral Agent or a Lender owing to or for the credit or the account of Borrower;

(h)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(i)          place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)          demand and receive possession of Borrower’s Books; and

(k)          exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Collateral Agent’s or Borrower’s name, as Collateral Agent chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations and other obligations which, by their terms, survive the termination of this Agreement) have been satisfied in full and the Loan Documents have been terminated. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and other obligations which, by their terms, survive the termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.

9.3          Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4          Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Collateral Agent and Lenders shall have the right to apply in any order any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Collateral Agent or a Lender shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to the Lenders for any deficiency. If Collateral Agent or a Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Agent and Lenders shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Collateral Agent or Lenders of cash therefor.

9.5          Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election and shall not preclude Collateral Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7          Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower is liable.

9.8          Borrower Liability. Each Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and/or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

10          NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, any Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Corindus Vascular Robotics, Inc.
Corindus, Inc.
309 Waverley Oaks Road
Suite 105
Waltham, Massachusetts 02452
Attn: Chief Financial Officer (with a copy to the Legal Department)
Fax: (508) 232-6000
Email: David.Long@corindus.com

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attn: Meryl J. Epstein, Esquire
Fax: (617) 348-1635
Email: MJEpstein@mintz.com

If to Collateral Agent
or SVB:	Silicon Valley Bank
275 Grove Street
Suite 2-200
Newton, Massachusetts 02466
Attn: Mr. Sam Subilia
Fax: (617) 527-0177
Email: SSubilia@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

If to Solar:	Solar Capital Ltd.
500 Park Avenue, 3rd Floor
New York, New York 10022
Attention: Anthony Storino
Fax: (212) 993-1698
Email: Storino@solarcapltd.com

11           CHOICE OF LAW, VENUE and JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Agent and/or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Collateral Agent and/or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER, COLLATERAL AGENT AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12           GENERAL PROVISIONS

12.1        Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement). So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to the Lenders. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, no Lender shall assign its interest in the Loan Documents to any Person who in the reasonable estimation of the Lenders is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund.

12.3        Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Collateral Agent and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Correction of Loan Documents. Collateral Agent and the Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7        Amendments in Writing; Waiver; Integration.

(a)          No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. In addition to and without limiting the foregoing:

(i)          no amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)          no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii)          no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan; (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.7 or the definitions of the terms used in this Section 12.7 insofar as the definitions affect the substance of this Section 12.7; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.11. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv)          the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b)          Other than as expressly provided for in Section 12.7(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)          The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9        Confidentiality. In handling any confidential information of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with the Collateral Agent and the Lenders, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to a Lender’s or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with Collateral Agent and the Lenders with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain (other than as a result of its disclosure by Lenders or Collateral Agent in violation of this Agreement) after disclosure to the Lenders and/or Collateral Agent; or (ii) disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent do not know that the third party is prohibited from disclosing the information.

Lender Entities may use confidential information for any purpose, including, without limitation, for (x) the development of client databases, and market analysis so long as such confidential information is aggregated or anonymized prior to distribution unless otherwise expressly permitted by Borrower and (y) reporting purpose. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10      Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.11     Right of Setoff. Borrower hereby grants to Collateral Agent and to each Lender a Lien and a right of setoff as security for all Obligations to Collateral Agent and each Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a subsidiary of Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12     Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13     Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14     Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15     Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16      Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers, and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos; provided, however, that none of Collateral Agent or any Lender may make any such public announcement without Borrower’s prior written consent.

12.17     Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) subject to any confidentiality requirements imposed on Borrower by law, regulation or Govermental Authority, including, without limitation, the Securities and Exchange Commission, assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

13           DEFINITIONS

13.1        Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Basic Rate” is the per annum rate of interest equal to the greater of (a) (i) the ICE Benchmark LIBOR Rate; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement, plus (ii) seven and one-quarter of one percent (7.25%) and (b) eight and eight-three-hundredths of one percent (8.83%). In addition, if at any time the ICE Benchmark LIBOR Rate is unavailable for any reason, the Basic Rate shall be a per annum rate of interest equal to the greater of (a) (i) the Prime Rate, plus (ii) the amount (if any) by which the ICE Benchmark LIBOR Rate exceeds the Prime Rate on the date immediately prior to the date on which the ICE Benchmark LIBOR Rate becomes unavailable, minus (iii) the amount (if any) by which the Prime Rate exceeds ICE Benchmark LIBOR Rate on the date immediately prior to the date on which the ICE Benchmark LIBOR Rate becomes unavailable, plus (iv) seven and one-quarter of one percent (7.25%) and (b) eight and eight-three-hundredths of one percent (8.83%).

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to the Lenders approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Collateral Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Collateral Agent and the Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement and Permitted Liens).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s or a Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account is any Deposit Account, Securities Account, or Commodity Account or any other bank account maintained by Borrower or any Subsidiary at any time.

“Collateral Agent” is, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan, or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending 637 (last three digits) maintained by Borrower with SVB (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with SVB as chosen by the Lenders).

“Disbursement Letter” is that certain form attached hereto as Exhibit B-1.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by SVB at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Draw Period B” is the period of time commencing upon the occurrence of the Draw Period B Event and ending on the earlier to occur of (i) March 31, 2019 and (ii) the date of the occurrence of an Event of Default.

“Draw Period B Event” means, on or prior to March 31, 2019, confirmation by Collateral Agent and Required Lenders that they have received satisfactory evidence demonstrating that Borrower had gross profit (as determined under GAAP) of at least Four Million Five Hundred Thousand Dollars ($4,500,000.00) for a six (6) consecutive month period ending after the Effective Date but on or before December 31, 2018.

“Draw Period C” is the period of time commencing upon the occurrence of the Draw Period C Event and ending on the earlier to occur of (i) August 31, 2019 and (ii) the date of the occurrence of an Event of Default.

“Draw Period C Event” means, on or prior to August 31, 2019, confirmation by Collateral Agent and Required Lenders that (a) the Term B Loan has been made, (b) Collateral Agent and Required Lenders have received satisfactory evidence that Borrower received, after the Initial Equity Financing but on or before June 30, 2019, unrestricted (including, without limitation, not being subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds in an amount of at least Thirty Million Dollars ($30,000,000.00) (exclusive of any amounts raised from the Initial Equity Financing) from the issuance of new equity securities of Parent Borrower and (c) Collateral Agent and Required Lenders have received satisfactory evidence demonstrating that Borrower had gross profit (as determined under GAAP) of at least Eight Million Dollars ($8,000,000.00) for a six (6) consecutive month period ending after the Effective Date but on or before August 31, 2019.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of the Term Loans made by Lenders multiplied by the Final Payment Percentage, due on the earliest to occur of (a) the Term Loan Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(d) or Section 2.2(e), (d) the repayment in full of all obligations under the Term Loans, or (e) the termination of this Agreement.

“Final Payment Percentage” is six percent (6.0%).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent and/or any Lender.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“ICE LIBOR Benchmark Rate” is the rate per annum determined by the Collateral Agent to be the ICE Benchmark Administration London Interbank Offered Rate (“LIBOR”) (or any successor thereto if the ICE Benchmark Administration is no longer making LIBOR available) for deposits with a term of one (1) month in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the such date of determination (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Collateral Agent which provides quotations of the ICE Benchmark LIBOR (or any successor thereto if the ICE Benchmark Administration is no longer making LIBOR available)).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations within the meaning of GAAP as in effect on the Effective Date, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Equity Financing” means receipt by Borrower, after February 15, 2018, of unrestricted (including, without limitation, not being subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds in an amount of at least Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00) from the issuance of new equity securities of Parent Borrower.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)          its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to such Person;

(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)          all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” that certain Intercreditor Agreement by and among Collateral Agent, the Lenders and SVB dated as of the date of this Agreement, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s Chief Executive Officer and Chief Financial Officer.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lender Entities” is defined in Section 12.9.

“Lenders’ Expenses” are all audit fees and expenses, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders with respect to Borrower or any Guarantor.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“LIBOR” is defined in the definition of ICE LIBOR Benchmark Rate.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Revolving Line Loan Agreement, the Intercreditor Agreement, the Warrant, each Disbursement Letter, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of any Lender and/or Collateral Agent, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s and Lenders’ Liens in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, the Prepayment Fee, the Final Payment, Lenders’ Expenses, and other amounts Borrower owes the Lenders now or later, whether under this Agreement, the other Loan Documents (other than the Warrant or any equity instrument), or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course Third-Party Collateral Locations” are: (a) any locations at which Inventory or Equipment is stored or installed for sales, testing or demonstration purposes for less than three consecutive months in the ordinary course of business and (b) Ordinary Course Customer/Collaborator Collateral Locations.

“Ordinary Course Customer/Collaborator Collateral Locations” are, in each case in the ordinary course of business, (a) customer locations at which Inventory or Equipment is installed in connection with customer product evaluation agreements and (b) partner or collaborator locations at which Inventory or Equipment is installed in connection with partnership or collaboration agreements with Borrower, and, in each case, where such Inventory or Equipment is located at such location for more than three consecutive months.

“Original Lender” is defined in the definition of Required Lenders.

“Parent Borrower” is defined in the preamble hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit B-2.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)          Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)          Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)          Subordinated Debt;

(d)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and

(e)          Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(f)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)          unsecured reimbursement obligations in connection with corporate credit cards (other than those maintained with SVB), not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) outstanding at any time;

(h)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(i)           Indebtedness consisting of obligations under real property leases in the ordinary course of business; and

(j)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)          Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)          Investments consisting of Cash Equivalents;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)          Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which Collateral Agent has a first priority perfected security interest (except for accounts with respect to which Lenders have agreed to not require a Control Agreement in their sole and absolute discretion);

(e)          Investments accepted in connection with Transfers permitted by Section 7.1;

(f)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(g)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)          joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, the development of technology or the providing of technical support, provided that any cash investments by Borrower in such joint ventures or strategic alliances do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year; and

(j)           Investments by Borrower in The Organization for Occupational Radiation Safety in Interventional Fluoroscopy for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in any calendar year.

“Permitted Liens” are:

(a)          Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)          purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)          Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g)          leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent and Lenders a security interest therein;

(h)          non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Collateral Agent has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (except for accounts with respect to which the Lenders have agreed to not require a Control Agreement in their sole and absolute discretion) and (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement; and

(k)          Liens with respect to security deposits given by Borrower to secure real estate leases not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate outstanding at any time.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)           for a prepayment made on or prior to the first (1st) anniversary of the Effective Date, two and one-half of one percent (2.50%) of the outstanding principal amount of such Term Loan as of the date immediately prior to such prepayment;

(ii)          for a prepayment made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, one and one-half of one percent (1.50%) of the outstanding principal amount of such Term Loan as of the date immediately prior to such prepayment;

(iii)         for a prepayment made after the second (2nd) anniversary of the Effective Date, but on or prior to the third (3rd) anniversary of the Effective Date, one percent (1.0%) of the outstanding principal amount of such Term Loan as of the date immediately prior to such prepayment; and

(iv)         for a prepayment made after the third (3rd) anniversary of the Effective Date, zero percent (0.0%) of the outstanding principal amount of such Term Loan as of the date immediately prior to such prepayment.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by the Lenders, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by Lenders in connection with extensions of credit to debtors).

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the sixth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100.0%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66.0%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral.

“Revolving Line Loan Agreement” is that certain Loan and Security Agreement (Revolving Line) dated as of even date herewith between Borrower and SVB, as may be amended, modified, supplemented and/or restated from time to time.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Guarantor” is any Guarantor with respect to which Collateral Agent and Lender have a first priority security interest (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Collateral Agent’s and each Lender’s Lien under this Agreement) in all of such Guarantor’s personal property.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Corp.” is Corindus Security Corporation, a Massachusetts securities corporation and a Subsidiary of Borrower.

“Solar” is defined in the preamble hereof.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Collateral Agent and/or any Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Subsidiary Borrower” is defined in the preamble hereof.

“SVB” is defined in the preamble hereof.

“Term Loan” and “Term Loans” are each defined in Section 2.2(a)(iii) hereof.

“Term A Loan” is defined in Section 2.2(a)(i) hereof.

“Term A Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term A Loan, up to the principal amount shown on Schedule 1.1.

“Term B Loan” is defined in Section 2.2(a)(ii) hereof.

“Term B Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term B Loan, up to the principal amount shown on Schedule 1.1.

“Term C Loan” is defined in Section 2.2(a)(iii) hereof.

“Term C Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term C Loan, up to the principal amount shown on Schedule 1.1.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.

“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Maturity Date” is March 1, 2022.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrant” is, collectively, (a) that certain Warrant to Purchase Stock dated as of the Effective Date between Parent Borrower and SVB and (b) that certain Warrant to Purchase Stock dated as of the Effective Date between Parent Borrower and Solar, in each case as amended, modified, supplemented and/or restated from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CORINDUS VASCULAR ROBOTICS, INC.

By	/s/ David W. Long

Name:	David W. Long

Title:	Chief Financial Officer and Senior Vice President

CORINDUS, INC.

By	/s/ David W. Long

Name:	David W. Long

Title:	Chief Executive Officer

COLLATERAL AGENT AND LENDER:

SILICON VALLEY BANK

By	/s/ Sam Subilia

Name:	Sam Subilia

Title:	Vice President

LENDER:

SOLAR CAPITAL LTD.

By	/s/ Anthony J. Storino

Name:	Anthony J. Storino

Title:	Authorized Signatory

SCHEDULE 1.1

Lenders and Commitments

Term A Loan
Lender	Term A Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$6,782,608.68	56.521739%
SILICON VALLEY BANK	$5,217,391.32	43.478261%
TOTAL	$12,000,000.00	100.00%

Term B Loan
Lender	Term B Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$3,108,695.66	56.521739%
SILICON VALLEY BANK	$2,391,304.34	43.478261%
TOTAL	$5,500,000.00	100.00%

Term C Loan
Lender	Term C Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$3,108,695.66	56.521739%
SILICON VALLEY BANK	$2,391,304.34	43.478261%
TOTAL	$5,500,000.00	100.00%

Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$13,000,000.00	56.521739%
SILICON VALLEY BANK	$10,000,000.00	43.478261%
TOTAL	$23,000,000.00	100.00%

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) with respect to stock in Foreign Subsidiaries, more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (b) rights held under a license (with respect to which Borrower is the licensee) that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (c) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, Collateral Agent or any Lender; or (d) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s and Lenders’ security interests in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Lenders’ prior written consent.

EXHIBIT B-1

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

_______, 2018

The undersigned, being the duly elected and acting                                            of CORINDUS VASCULAR ROBOTICS, INC., a Delaware corporation with offices located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452, and CORINDUS, INC., a Delaware corporation with offices located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452 (jointly and severally, individually and collectively, “Borrower”), solely in his capacity as an officer of Borrower to SILICON VALLEY BANK, a California corporation with an office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“SVB”), as collateral agent (in such capacity, the “Collateral Agent”), and the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SVB in its capacity as a Lender and SOLAR CAPITAL LTD. Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, New York 10022 (“Solar”) (each a “Lender” and collectively, the “Lenders”), in connection with that certain Loan and Security Agreement (Term Loan) dated as of _______, 2018, by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that as of the date hereof:

1.          The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

2.          No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.          Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.          All conditions referred to in Section 3 of the Loan Agreement to the making of the Term Loan to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5.          No Material Adverse Change has occurred.

6.          The undersigned is an Authorized Signer.

[Balance of Page Intentionally Left Blank]

7.      The proceeds of the Term [A][B][C] Loan shall be disbursed as follows:

Disbursement from SVB	$
Loan Amount
Plus:	$
--Deposit Received

Less:	($	)
--Facility Fee	($	)
--Interim Interest	($	)*
--Lender’s Legal Fees
$
Net Proceeds due from SVB:

Disbursement from Solar:
Loan Amount	$
Plus:
--Deposit Received	$

Less:
--Facility Fee	($	)
--Interim Interest	($	)
--Lender’s Legal Fees	($	)*

Net Proceeds due from Solar:	$

TOTAL TERM [A/B/C] LOAN NET PROCEEDS FROM LENDERS	$

8.       The Term [A/B/C] Loan shall amortize in accordance with the Amortization Table attached hereto.

9.       The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive Santa Clara, California 95054
Account Number:
ABA Number:

[Balance of Page Intentionally Left Blank]

* Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

BORROWER:

CORINDUS VASCULAR ROBOTICS, INC.

By
Name:
Title:

CORINDUS, INC.

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

SILICON VALLEY BANK

By:
Name:
Title:

LENDER:

SOLAR CAPITAL LTD.

By:
Name:
Title:

[Signature Page to Disbursement Letter]

AMORTIZATION TABLE
(Term [A][B][C]Loan)

[see attached]

EXHIBIT B-2

LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is Noon Eastern Time

Fax To:	Date: _____________________

Loan Payment:

CORINDUS VASCULAR ROBOTICS, INC. and CORINDUS, INC.

From Account #________________________________	To Account #__________________________________________
(Deposit Account #)	(Loan Account #)

Principal $____________________________________	and/or Interest $________________________________________

Authorized Signature:	Phone Number:
Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________	To Account #__________________________________________
(Loan Account #)	(Deposit Account #)

Amount of Term Loan $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Eastern Time

Beneficiary Name: _____________________________	Amount of Wire: $_____________________________
Beneficiary Bank: ______________________________	Account Number: ______________________________
City and State: ______________________________

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to: ___________________________________________________________________________________________________

Special Instruction: ____________________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________	2nd Signature (if required): _______________________________
Print Name/Title: ______________________________	Print Name/Title: ______________________________________
Telephone #: _____________________________	Telephone #: _____________________________

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, as Collateral Agent and Lender	Date: ____________________
FROM:	CORINDUS VASCULAR ROBOTICS, INC. and CORINDUS, INC.

The undersigned authorized officer of CORINDUS VASCULAR ROBOTICS, INC. and CORINDUS, INC. (jointly and severally, individually and collectively, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement by and among Borrower, Collateral Agent and Lenders (the “Agreement”), (1) Borrower is in compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statements	FYE within 90 days#	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC#	Yes No
Board approved projections	30 days after Board approval, and within 5 Business Days of any amendments/updates	Yes No

# To the extent these documents are included in materials otherwise filed with the SEC, they are deemed delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Consolidated Revenue (trailing 6-month; tested monthly)	> $_________*	$_________	Yes No N/A**

* As set forth in Section 6.6 of the Agreement

** Only tested following the first Advance or the first Term B Loan

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

CORINDUS VASCULAR ROBOTICS, INC.	LENDER USE ONLY
CORINDUS, INC.
Received by:
By:	authorized signer
Name:
Title:	Date:

Verified:
authorized signer

Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I.       Consolidated Revenue (trailing 6-month; tested monthly) (Section 6.6)

Required: Amount set forth below.

6-Month Period Ending	Minimum Revenue
March 31, 2018	$5,991,248.00
April 30, 2018	$6,040,436.00
May 31, 2018	$6,051,066.00
June 30, 2018	$6,990,900.00
July 31, 2018	$7,025,564.00
August 31, 2018	$7,077,560.00
September 30, 2018	$8,724,100.00
October 31, 2018	$8,759,380.00
November 30, 2018	$8,812,300.00
December 31, 2018	$10,488,100.00
January 31, 2019	$10,507,357.00
February 28, 2019	$10,536,243.00
March 31, 2019	$11,450,950.00
April 30, 2019	$11,502,536.00
May 31, 2019	$11,579,915.00
June 30, 2019	$14,030,250.00
July 31, 2019	$14,124,825.00
August 31, 2019	$14,266,688.00
September 30, 2019	$18,759,000.00

October 31, 2019	$18,871,346.00
November 30, 2019	$19,039,865.00
December 31, 2019	$24,376,300.00
January 31, 2020	$24,469,970.00
February 29, 2020	$24,610,475.00
March 31, 2020	$29,059,800.00
April 30, 2020	$29,153,074.00
May 31, 2020	$29,292,985.00
June 30, 2020	$33,723,500.00
July 31, 2020	$33,890,210.00
August 31, 2020	$34,140,275.00
September 30, 2020	$42,059,000.00
October 31, 2020	$42,290,260.00
November 30, 2020	$42,637,150.00
December 31, 2020	$53,622,000.00
January 31, 2021	$54,090,250.00
February 28, 2021	$54,792,625.00
March 31, 2021	$77,034,500.00
April 30, 2021	$77,483,840.00
May 31, 2021	$78,157,850.00
June 30, 2021	$99,501,500.00
July 31, 2021	$99,674,600.00
August 31, 2021	$99,934,250.00
September 30, 2021	$108,156,500.00
October 31, 2021	$108,288,470.00
November 30, 2021	$108,486,425.00
December 31, 2021	$114,755,000.00
January 31, 2022 and thereafter	To be set in accordance with the terms of Section 6.6

Actual:      $____________

Is the actual amount equal to or greater than the required amount set forth above?

________ No, not in compliance   _____ Yes, in compliance ________ Not applicable

EXHIBIT D

Form of Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE
(Term [A][B][C] Loan)

$____________________	Dated: ______, 2018

FOR VALUE RECEIVED, the undersigned, CORINDUS VASCULAR ROBOTICS, INC., a Delaware corporation with offices located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452, and CORINDUS, INC., a Delaware corporation with offices located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452 (jointly and severally, individually and collectively, “Borrower”) HEREBY PROMISES TO PAY to the order of [SOLAR CAPITAL LTD.] [SILICON VALLEY BANK] (“Lender”) the principal amount of [___________] MILLION DOLLARS ($______________) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B][C] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B][C] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement (Term Loan) dated [____, 2018] by and among Borrower, Lender, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Term Loan Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

2.             Borrower agrees to pay any initial partial monthly interest payment from the date the Term [A][B][C] Loan is made to Borrower under this Secured Promissory Note (this “Note”) to the first Payment Date (“Interim Interest”) on the first Payment Date.

Principal, interest and all other amounts due with respect to the Term [A][B][C] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B][C] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (d) and Section 2.2(e) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B][C] Loan, interest on the Term [A][B][C] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

In accordance with the terms of the Loan Agreement, Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

CORINDUS VASCULAR ROBOTICS, INC.

By
Name:
Title:

CORINDUS, INC.

By
Name:
Title:

Term [A][B][C] Loan Secured Promissory Note

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By